UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c)

Effective April 1, 2020, the Board of Directors of PriceSmart, Inc. (the “Company”) promoted Michael McCleary to Executive Vice President and Chief Financial Officer.  Mr. McCleary has held the CFO position in an interim role since December 10, 2019. Mr. McCleary joined the Company as Vice President and Corporate Controller in 2003 and was subsequently promoted to Senior Vice President and Corporate Controller. Mr. McCleary has over 30 years of international finance, tax and accounting experience.  Mr. McCleary is a C.P.A and has a Bachelor of Arts degree in business economics from the University of California, Santa Barbara. Prior to joining PriceSmart, Mr. McCleary worked for 14 years in various international companies based in Madrid, Spain.

(e)

In connection with his promotion to Executive Vice President and Chief Financial Officer, the Company increased Mr. McCleary’s salary to $500,000 per year, effective April 1, 2020.  Mr. McCleary also received a special grant of 6,672 shares of restricted stock, with 2,105 vesting in August 2020, 2,883 shares vesting in August 2021 and 1,684 shares vesting in August 2022.  Mr. McCleary also received an award of 2,736 performance stock units, of which 1,052 will vest in October 2020 and 842 will vest in each of October 2021 and October 2022, subject in each case to the Compensation Committee’s determination in October 2020 that the Company has achieved revenue or operating income targets specified by the Compensation Committee for fiscal year 2020.  For the 2020 fiscal year, Mr. McCleary will have a target Bonus equal to $100,000; provided,  however, that the actual bonus, if any, will be based on the Company’s and the Executive’s performance in the 2020 fiscal year.  The Bonus for fiscal year 2020 will not be pro-rated for Executive’s period of service as Executive Vice President and Chief Financial Officer.

These terms are set forth in an employment agreement between the Company and Mr. McCleary, which provides for a one-year term, which will be automatically renewed for additional one-year terms, unless either the Company or Mr. McCleary provides at least 60 days’ notice that the Company or Mr. McCleary, as the case may be, wishes to terminate the agreement.  In addition to termination at the end of the term if one party elects to terminate the agreement, Mr. McCleary may terminate his employment on 60 days’ prior written notice.  The Company may terminate Mr. McCleary’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice, or immediately upon the death or disability of Mr. McCleary.

Upon the termination of Mr. McCleary’s employment with the Company for any reason, he will be entitled to receive any earned but unpaid base salary, unpaid expense reimbursements and any vested benefits he may have under any employee benefit plan of the Company.  In addition, if a bonus program is in existence, he will be entitled to receive any earned but unpaid bonus for the fiscal year prior to the fiscal year in which the termination occurred.  In the event that the Company terminates Mr. McCleary’s employment without “cause” or upon the executive’s “disability,” Mr. McCleary terminates his employment for “good reason” or the Company elects to cause the non-renewal of Employment Agreement such that it expires at the end of its then-current term, Mr. McCleary will be entitled to:

•

payment of an amount equal to one times base salary, payable over 12 months in conformity with the Company’s normal payroll period (less any earned income or disability payments received during such period, in the case of a termination upon his disability),

•	continued contribution of the premium cost for Mr. McCleary’s and his eligible dependents’ participation in the Company’s group health plan for 12 months, and

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

Item 9.01. Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit No.	Description
10.1	Employment Agreement dated April 1, 2020 between Michael McCleary and the Company.
104	The cover page from this Current report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2020	/S/ FRANCISCO VELASCO
Francisco Velasco
Executive Vice President, General Counsel and Secretary